Exhibit 5.1


                       KRYS BOYLE FREEDMAN & SAWYER, P.C.
                                ATTORNEYS AT LAW
                             SUITE 2700 SOUTH TOWER
                             600 SEVENTEENTH STREET
                           DENVER, COLORADO 80202-5427
                                 (303) 893-2300
                               FAX (303) 893-2882
                                 August 13, 2001

Board of Directors
Worldwide Petromoly, Inc.
12600 Deerfield Parkway, Suite 100
Alpharetta, Georgia 30004

Re:      Registration Statement on Form S-8

Dear Board Members:

         We have acted as special counsel to Worldwide Petromoly, Inc. (the "Company") in connection with the proposed issuance by the Company of up to 20,000,000 shares of common stock, par value $0.01 per share (the "Common Stock") of the Company, which may be issued pursuant to the Company's Stock Incentive Plan (the "Plan"), as such number of shares may be increased in accordance with Plan in the event of a merger, consolidation, reorganization, liquidation, recapitalization, stock dividend, stock split, or similar event involving the Company.

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                                            Very truly yours,

                                            KRYS BOYLE FREEDMAN & SAWYER, P.C.

                                            By:  /s/ Jon D. Sawyer
                                                 -----------------------
                                                   Jon D. Sawyer

JDS/va